Exhibit 99.1

Alico, Inc. Announces Second Quarter and Six Months of Fiscal Year 2015

Financial Results

Fort Myers, FL, May 11, 2015 — Alico, Inc. (“Alico”) (NASDAQ:ALCO), an agribusiness and natural resources company, today announced financial results for the second quarter and six months ended March 31, 2015. Net income applicable to common stock for the second quarter of fiscal 2015 was $2.8 million, or $0.34 per basic and diluted share, compared to net income of $4.7 million, or $0.64 per basic and diluted share, in the second quarter of fiscal 2014. Adjusted EBITDA, excluding non-recurring income and expense items, was $15.7 million for the second quarter of fiscal 2015 compared to $10.8 million for the second quarter of fiscal 2014.

Fiscal Year 2015 Second Quarter Results

For the second quarter of fiscal year 2015, total operating revenue was $55.1 million as compared to $40.6 million for the second quarter of fiscal year 2014. The increase in operating revenue was due primarily to acquisitions in our Citrus Groves segment offset by decreased sales in the Improved Farmland segment as a result of the recent disposition of our sugarcane operations.

Second quarter fiscal year 2015 revenue included Citrus Groves revenue of $50.4 million compared to $22.6 million from the same period of fiscal year 2014, an increase of approximately $27.8 million. This increase was due primarily to our December 1, 2014 acquisition of certain citrus and other assets of Orange-Co, LP (“Orange-Co”).

We sold approximately 3.1 million boxes of Early and Mid-Season oranges in the second quarter of 2015 compared to approximately 1.4 million boxes in the same period of fiscal year 2014. Production of Early and Mid-Season pound solids totaled 18.7 million in the second quarter of 2015 compared to pound solids production of approximately 8.6 million in the second quarter of 2014. The market price per pound solid for Early and Mid-Season varieties in the second quarter of fiscal year 2015 was approximately $1.93 compared to $2.07 in the same period of fiscal 2014, a decrease of $0.14 per pound solid or 6.8%.

Improved Farmland revenue, which previously included the results of our sugarcane operations, was $1.0 million for the second quarter of fiscal year 2015 as compared to $10.8 million for the same period of fiscal year 2014. On November 21, 2014, we completed the sale of approximately 36,000 acres of land in Hendry County, Florida that had been used for sugarcane production and land leasing.

Total operating expenses for the second quarter of fiscal year 2015 were $45.0 million as compared to $30.7 million for the second quarter of fiscal year 2014, an increase of $14.3 million. Operating expenses increased by approximately $25.7 million in the Citrus Groves segment primarily due to the acquisition of Orange-Co. Operating expenses increased by $4.2 million as a result of purchase accounting related to the acquisition of Orange-Co. The valuation of fruit inventory acquired from Orange-Co was marked to fair value to account for the stage of the fruit development at the time of acquisition. We expect approximately $3.0 million of incremental operating expenses related the purchase accounting in the second half of fiscal year 2015. The impact of the purchase accounting on operating expenses is non-recurring beyond fiscal year 2015.

Gross profit for the second quarter of fiscal year 2015 was $10.1 million compared to $10.0 million for the second quarter of fiscal year 2014. Citrus Grove gross profit was $10.0 million for the second quarter of fiscal year 2015 compared to $7.9 million in the second quarter of fiscal year 2014. The 2015 Citrus Groves gross profit was impacted by a $4.2 million increase in cost of sales due to the purchase accounting related valuation of the inventory acquired from Orange-Co. Gross profit exclusive of the impact of the fair market valuation of inventory increased by $4.3 million. Gross profit for Improved Farmland was ($.3) million for the second quarter of fiscal year 2015 compared to $1.9 million for the second quarter of 2014 due to the sale of our sugarcane operations.

Adjusted EBITDA (defined as net income excluding interest expense, income taxes, depreciation and amortization and non-recurring income and expense items) for the second quarter of fiscal year 2015 was $15.7 million as compared to $10.8 million for the second quarter of fiscal year 2014. A reconciliation of net income to Adjusted EBITDA is provided at the end of this release.

Adjusted Earnings per Common Share (defined as net income excluding non-recurring income and expense items, net of related income taxes) were $0.76 for the second quarter of fiscal year 2015 as compared to $0.66 for the second quarter of fiscal 2014. A reconciliation of net income to Adjusted Earnings per Common Share is provided at the end of this release.

Fiscal Year 2015 Six Months Results

Net income for the six months ended March 31, 2015 was $10.5 million, or $1.35 per diluted share, compared to $4.0 million, or $0.54 per diluted share, for the same period of fiscal 2014, an increase of $6.5 million. For the six months ended March 31, 2015, total operating revenue was $71.3 million, compared to $55.6 million for the same period of fiscal year 2014, an increase of $15.7 million. Increased Citrus Groves revenues were offset by decreases in Agricultural Supply Chain Management and Improved Farmland revenues resulting from a reduction in external boxes handled and the sale of our sugarcane operations, respectively.

Adjusted EBITDA in the first six months of fiscal year 2015 was $18.5 million as compared to $14.0 million in the first six months of fiscal year 2014. The increase of $4.5 million in Adjusted EBITDA is driven by an increase in gross profit from the Citrus Groves segment of $7.0 million, partially offset by a $2.9 million decrease in gross profit from Improved Farmland’s sugarcane operations. A reconciliation of net income to Adjusted EBITDA is provided at the end of this release.

Adjusted Earnings per Common Share for the first six months of fiscal year 2015 was $.084 compared to $0.71 for the first six months of fiscal year 2014. A reconciliation of net income to Adjusted Earnings per Common Share is provided at the end of this release.

Balance Sheet and Liquidity

Cash used in operating activities was ($6.3) million for the first six months of fiscal year 2015 as compared to cash provided by operating activities of $4.6 million during the first six months of fiscal year 2014. Availability under our revolving lines of credit was $ 61.5 million at March 31, 2015 and $60.0 million at September 30, 2014. The Company paid down approximately $11.3 million of term debt in the second quarter of fiscal year 2015. Debt net of cash and cash equivalents was $229.2 million at March 31, 2015 and $33.8 million at September 30, 2014.

About Alico

Alico is a holding company with assets and related operations in agriculture and natural resources. In addition to its citrus operations, Alico is currently involved in cattle ranching, water management, mining and other natural resources. Our mission is to create value for our customers, clients and shareholders by managing existing lands to their optimal current income and total returns, opportunistically acquiring new agricultural assets and producing high quality agricultural products while exercising responsible environmental stewardship. Learn more about Alico (NASDAQ: ALCO) at www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and its by-products, increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities and other growth opportunities; onetime events; acquisitions and divestitures; seasonality; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that Adjusted EBITDA and Adjusted Earnings per Common Share are important measures to evaluate our results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. Net income which management considers being the most directly comparable financial measure calculated and presented in accordance with GAAP is reconciled to Adjusted EBITDA and Adjusted Earnings per Common Share, as follows:

Adjusted EBITDA

(in thousands)	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
Net income	2,794	4,697	$10,525	$3,992
Interest expense, net	2,285	395	3,586	638
Loss on extinguishment of debt	17	-	964	-
Income taxes	950	2,992	4,713	2,445
Depreciation and amortization	4,020	2,427	6,068	4,929
EBITDA	10,066	10,511	25,856	12,004
Asset impairment	541	-	541	-
Transaction costs	774	260	4,353	2,005
Acquired citrus inventory fair value adjustments	4,202	-	4,202	-
Losses (Gains) on sale of real estate	116	-	(16,424)	1

Adjusted EBITDA	$15,699	$10,771	$18,528	$14,010

Adjusted Earnings per Common Share

(in thousands)	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
Net income	$2,794	$4,697	$10,525	$3,992
Loss on extinguishment of debt	17	-	964	-
Asset impairment	541	-	541	-
Transaction costs	774	260	4,353	2,005
Acquired citrus inventory fair value adjustments	4,202	-	4,202	-
Losses (Gains) on sales of real estate	116	-	(16,424)	1
Tax impact	(2,147)	(99)	2,418	(762)
Adjusted net income	$6,297	$4,858	$6,579	$5,236
Diluted shares	8,272	7,349	7,815	7,349
Adjusted Earnings per Common Share	$0.76	$0.66	$0.84	$0.71

ALICO, INC. AND SUBSIDIARIES
CONDENSED COMBINED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
Operating revenues:
Citrus Groves	$50,371	$22,590	$63,289	$28,223
Agricultural Supply Chain Management	3,296	6,135	4,479	8,241
Improved Farmland	982	10,750	2,074	17,282
Ranch and Conservation	309	910	1,145	1,441
Other Operations	164	257	313	444
Total operating revenue	55,122	40,642	71,300	55,631
Operating expenses:
Citrus Groves	40,349	14,699	50,476	18,243
Agricultural Supply Chain Management	2,740	5,844	4,111	8,169
Improved Farmland	1,286	8,865	2,077	14,395
Ranch and Conservation	623	1,171	1,368	1,547
Other Operations	45	90	93	507
Total operating expenses	45,043	30,669	58,125	42,861
Gross profit	10,079	9,973	13,175	12,770
Corporate general and administrative	3,381	1,834	9,294	5,622
Income from operations	6,698	8,139	3,881	7,148
Other income (expense), net:
Interest and investment income, net	-	(9)	2	27
Interest expense	(2,285)	(396)	(3,588)	(665)
Loss on extinguishment of debt	(17)	-	(964)	-
Gain (loss) on sale of real estate	(116)	(1)	16,424	(1)
Asset impairment	(541)	-	(541)	-
Other income (loss), net	5	(44)	24	(72)
Total other income (expense), net	(2,954)	(450)	11,357	(711)
Income before income taxes	3,744	7,689	15,238	6,437
Income taxes	950	2,992	4,713	2,445
Net income attributable to common shareholders	2,794	4,697	10,525	3,992
Comprehensive income, net of tax effect	-	-	-	-
Comprehensive income attributable to common shareholders	$2,794	$4,697	$10,525	$3,992

ALICO, INC. AND SUBSIDIARIES
CONDENSED COMBINED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(dollars in thousands, except share and per share amounts)

	March 31, 2015	September 30, 2014
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,775	$31,020
Investments	264	263
Accounts receivable, net	21,206	8,724
Inventories	58,539	25,469
Deferred tax asset	71	-
Assets held for sale	1,509	59,513
Other current assets	1,511	721
Total current assets	85,875	125,710

Investment in Magnolia Fund	998	1,435
Investments, deposits and other non-current assets	6,269	2,905
Goodwill	1,146	-
Cash surrender value of life insurance	688	695
Property, buildings and equipment, net	383,446	126,833
Total assets	$478,422	$257,578

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,966	$2,052
Long-term debt, current portion	4,511	3,196
Accrued expenses	8,685	1,934
Income taxes payable	4,085	4,572
Dividend payable	442	442
Accrued ad valorem taxes	930	1,850
Capital lease obligation	258	259
Other current liabilities	751	6,365
Total current liabilities	24,628	20,670

Long-term debt, net of current portion	205,500	58,444
Line of credit	21,975	3,160
Other liability, noncurrent	3,633	-
Deferred gain on sale	29,140	-
Capital lease obligation, noncurrent	839	839
Deferred income taxes, net of current portion	11,966	5,738
Deferred retirement benefits, net of current portion	3,883	6,877
Total liabilities	301,564	95,728

Commitments and contingencies

Stockholders’ equity:

Preferred stock, no par value. Authorized 1,000,000 shares; issued and outstanding, none	-	-
Common stock, $1 par value; 15,000,000 shares authorized; 8,300,363 shares issued and
8,284,173 and 7,361,340 shares outstanding at March 31, 2015 and September 30, 2014,
respectively	8,300	7,377
Additional paid in capital	21,173	3,742
Treasury stock at cost 16,190 and 15,766 shares held at March 31, 2015 and September 30,
2014, respectively	(771)	(650)
Member's equity	-	15,768
Retained earnings	143,222	135,613
Total Alico stockholders’ equity	171,924	161,850

Noncontrolling interest	4,934	-

Total liabilities and stockholders’ equity	$478,422	$257,578